                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                  Wellman, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    949702104
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 12 pages

-------------------                                           ------------------
CUSIP No. 949702104                       13G                 Page 2 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON /
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Partners Limited Partnership

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            None

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      None

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IA

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 949702104                    13G                    Page 3 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Artisan Investment Corporation

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        Wisconsin

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            None

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      None

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        CO

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 949702104                    13G                    Page 4 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Andrew A. Ziegler

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            None

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      None

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 949702104                    13G                    Page 5 of 12 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Carlene Murphy Ziegler

--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (see Instructions)                                                  (a) [ ]
                                                                         (b) [ ]
        Not Applicable

--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.

--------------------------------------------------------------------------------
               5   SOLE VOTING POWER
  NUMBER OF
                      None
   SHARES
               -----------------------------------------------------------------
BENEFICIALLY   6   SHARED VOTING POWER

  OWNED BY            None

    EACH       -----------------------------------------------------------------
               7   SOLE DISPOSITIVE POWER
  REPORTING
                      None
   PERSON
               -----------------------------------------------------------------
    WITH       8   SHARED DISPOSITIVE POWER

                      None

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        None

--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (see Instructions)

        Not Applicable

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%

--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON
     (see Instructions)

        IN

--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:

               Wellman, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:

               595 Shrewsbury Avenue
               Shrewbury, New Jersey 07702

Item 2(a)   Name of Person Filing:

               Artisan Partners Limited Partnership ("Artisan Partners") Artisan Investment Corporation, the general partner of
                  Artisan Partners ("Artisan Corp.")
               Andrew A. Ziegler
               Carlene Murphy Ziegler

Item 2(b)   Address of Principal Business Office:

               Artisan Partners, Artisan Corp., Mr. Ziegler and Ms. Ziegler are all located at:

               875 East Wisconsin Avenue, Suite 800
               Milwaukee, WI 53202

Item 2(c)   Citizenship:

               Artisan Partners is a Delaware limited partnership
               Artisan Corp. is a Wisconsin corporation
               Mr. Ziegler and Ms. Ziegler are U.S. citizens

Item 2(d)   Title of Class of Securities:

               Class A Common Stock

Item 2(e)   CUSIP Number:

               949702104

Item 3      Type of Person:

               (e) Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940; Artisan Corp. is the General Partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Corp.

Item 4      Ownership (at December 31, 2004):

               (a)  Amount owned "beneficially" within the meaning of rule
                    13d-3:

                    None

               (b)  Percent of class:

                    0.0% (based on 32,014,147 shares outstanding as of October 29, 2004)

               (c)  Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote: None

                     (ii) shared power to vote or to direct the vote: None

                    (iii) sole power to dispose or to direct the disposition of:
                          None

                     (iv) shared power to dispose or to direct disposition of:

Item 5      Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

               Not Applicable

Item 8      Identification and Classification of Members of the Group:

               Not Applicable

Item 9      Notice of Dissolution of Group:

               Not Applicable

Item 10     Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: January 26, 2005

                               ARTISAN INVESTMENT CORPORATION
                               for itself and as general partner of
                               ARTISAN PARTNERS LIMITED PARTNERSHIP


                               By: Lawrence A. Totsky*
                                   ---------------------------------------------


                               ANDREW A. ZIEGLER


                               Andrew A. Ziegler*
                               -------------------------------------------------


                               CARLENE MURPHY ZIEGLER


                               Carlene Murphy Ziegler*
                               -------------------------------------------------


                               *By: /s/ Lawrence A. Totsky
                                    --------------------------------------------
                                    Lawrence A. Totsky
                                    Chief Financial Officer of Artisan
                                    Investment Corporation
                                    Attorney-in-Fact for Andrew A. Ziegler
                                    Attorney-in-Fact for Carlene Murphy Ziegler

                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of January 26, 2005 by and among Artisan Partners Limited Partnership, Artisan Investment Corporation, Andrew A. Ziegler, and Carlene Murphy Ziegler

Exhibit 2   Power of Attorney of Andrew A. Ziegler dated as of April 2, 2002

Exhibit 3   Power of Attorney of Carlene M. Ziegler dated as of April 2, 2002